UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-A/A
For Registration of Certain Classes of Securities Pursuant to Section 12(b) OR 12(g) of The
Securities Exchange Act of 1934
WILD OATS MARKETS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-21577 (Commission File Number)	84-1100630 (IRS Employer Identification No.)
1821 30th Street
Boulder, Colorado 80301
(Address of principal executive offices)(Zip Code)
Registrant’s telephone number, including area code: (303) 440-5220
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

None	None
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.     ☐
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.     ☒
Securities Act registration statement file number to which this form relates:     Not applicable
Securities to be registered pursuant to Section 12(g) of the Act:
Rights to Purchase Series A Junior Participating Preferred Stock
(Title of Class)

Item 1. Description of Registrant’s Securities to Be Registered.
     Item 1 of the Form 8-A filed by Wild Oats Markets, Inc. (the “Company”) with the Securities and Exchange Commission (the SEC) on May 21, 1998 is hereby amended by adding the following:
     On February 21, 2007, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Whole Foods Market, Inc. (“Parent”) and WFMI Merger Co., a wholly-owned subsidiary of Parent (“Purchaser”).
     Subject to the terms and conditions of the Merger Agreement, Purchaser will commence a tender offer (the “Offer”) to purchase all of our outstanding shares of common stock, par value $0.001 per share (the “Common Stock”), including the associated rights to purchase Series A Junior Participating Preferred Stock (the “Rights”), issued pursuant to the Rights Agreement, dated as of May 22, 1998, as amended (the “Rights Agreement”), between us and Wells Fargo Bank, N.A. (the “Rights Agent”), as successor in interest to Norwest Bank Minneapolis, N.A., as rights agent (such Common Stock, together with the associated Rights, the “Shares”), at a purchase price of $18.50 per Share in cash (the “Offer Price”). Upon successful completion of the Offer, Purchaser will be merged (the “Merger”) with and into us, with each outstanding Share being converted into the right to receive the Offer Price in cash, and we will survive the Merger as a wholly-owned subsidiary of Parent.
     In connection with the Merger Agreement, the Company and the rights Agent entered into Amendment No. 3 to the Company’s Rights Agreement, dated as of February 21, 2007 (the “Amendment”) to amend the Rights Agreement. The Amendment renders the Rights inapplicable to the Offer, the Merger, the Tender Agreement (as such terms are defined in the Amendment) and the other transactions contemplated by the Merger Agreement.
     A copy of the amendment was furnished with the SEC as Exhibit 4.1 to Form 8-K filed by the Company on February 22, 2007 and is incorporated by reference herein. The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to such exhibit.
Item 2. Exhibits.

Exhibit No.	Description

4.1	Rights Agreement dated May 22, 1998 between Registrant and Norwest Bank Minnesota (incorporated by reference from the Registrant’s Form 8-K dated on May 5, 1998 (File No. 0-21577).

4.2	Amendment No. 1 to Rights Agreement dated February 26, 2002 between Registrant and Wells Fargo Bank, N.A. as rights agent (incorporated by reference from the Registrant’s Form 10-K for the year ended December 29, 2001 (File No. 0-21577), filed on March 27, 2002).

4.3	Amendment No. 2 to Rights Agreement dated March 24, 2006, between Registrant and Wells Fargo Bank, N.A., as rights agent (incorporated by reference from the Registrant’s Form 8-K dated March 24, 2006 (File No. 0-21577).

4.4	Amendment No. 3 to Rights Agreement, dated as of February 21, 2007, between Wild Oats Markets, Inc. and Wells Fargo, N.A., as successor in interest to Norwest Bank Minneapolis, N.A., as rights agent (incorporated by reference from the Registrant’s Form 8-K dated February 22, 2007 (File No. 0-21577).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WILD OATS MARKETS, INC.
Date: February 23, 2007	By:	/s/ Freya R. Brier
		Name:	Freya R. Brier
		Title:	Executive Officer

EXHIBIT INDEX

Exhibit No.	Exhibit

4.1	Rights Agreement dated May 22, 1998 between Registrant and Norwest Bank Minnesota (incorporated by reference from the Registrant’s Form 8-K dated on May 5, 1998 (File No. 0-21577).

4.2	Amendment No. 1 to Rights Agreement dated February 26, 2002 between Registrant and Wells Fargo Bank, N.A. as rights agent (incorporated by reference from the Registrant’s Form 10-K for the year ended December 29, 2001 (File No. 0-21577), filed on March 27, 2002).

4.3	Amendment No. 2 to Rights Agreement dated March 24, 2006, between Registrant and Wells Fargo Bank, N.A., as rights agent (incorporated by reference from the Registrant’s Form 8-K dated March 24, 2006 (File No. 0-21577).

4.4	Amendment No. 3 to Rights Agreement, dated as of February 21, 2007, between Wild Oats Markets, Inc. and Wells Fargo, N.A., as successor in interest to Norwest Bank Minneapolis, N.A., as rights agent (incorporated by reference from the Registrant’s Form 8-K dated February 22, 2007 (File No. 0-21577).